Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Second Quarter 2011 Results

North Hollywood, CA—July 28, 2011—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights (comparisons are to second quarter 2010):

•	Net revenue increased 28% to $111.7 million, with same-market area net patient revenue growth of 20%

•	Patient encounters increased to 1.2 million, a 26% increase

•	Income from operations increased 18% to $10.5 million

•	Net income increased 20% to $6.5 million, or $0.39 per diluted share

Six Months Ended June 30, 2011 Highlights (comparisons are to six months ended June 30, 2010):

•	Net revenue increased 28% to $225.1 million, with same-market area net revenue growth of 21%

•	Patient encounters increased to an all-time high of 2,345,000, a 27% increase

•	Income from operations rose 25% to $23.0 million

•	Net income increased 28% to $14.2 million, or $0.85 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are very pleased to again report a strong revenue quarter with growth of 28%. This growth reflects not only the results of the acquisitions we completed in the latter part of 2010 through the second quarter of 2011, but also continued strength in our existing markets.

“However, our profitability this quarter was impacted by higher expenses at several of our larger hospital contracted practices. The added costs, which included higher compensation for locum tenens, moonlighters and premium call pay and discretionary bonuses for our employed physicians at those practices, led to a 130-basis-point increase in our practice operating expense as a percentage of revenue. In all cases, we are in the process of recruiting permanent staff and expect that these practices will generate improved practice margins over time.

“We continued to leverage our general and administrative costs which resulted in a 50-basis-point reduction in these costs as a percentage of revenue, partially offsetting the higher practice expenses. We generated a 9.4% operating margin for the quarter.”

Dr. Singer added, “We continue to execute on our strategy of organic hiring and acquisition growth. We have completed seven acquisitions year to date in 2011, which includes the recent acquisition in Orlando which gives us entry into a new market in our already strong Florida region. Our acquisition pipeline is robust, with a significant number of privately-owned, unaffiliated physician practices in both the acute and post-acute areas. In addition, we believe that there will continue to be more opportunities to add to our practices through hospital contracting, by either taking over employed groups or starting new groups under hospital contracts. However, the hospital contracted practices may impact our margins as we convert them from inefficient staffing models. We are confident in our ability to continue to execute our multi-pronged growth plan for the remainder of 2011 and beyond.”

Second Quarter 2011

Patient encounters for the three months ended June 30, 2011 increased by 239,000 encounters, or 26.0%, to 1,159,000, compared to 920,000 for the same period in the prior year. Net revenue for the three months ended June 30, 2011 was $111.7 million, an increase of $24.1 million, or 27.5%, from $87.6 million for the three months ended June 30, 2010. Of this $24.1 million increase, 71.4% was attributable to same-market area growth, including acquisitions and new hires, and 28.6% was attributable to revenue generated from four new markets, three of which were entered through acquisitions in 2010 and one in 2011. Same-market revenue increased 19.6%, same-market encounters increased 18.5% and patient revenue per encounter increased 0.5%. The remaining increase in same-market revenue was attributable to an increase in hospital contract and other revenue.

Physician practice salaries, benefits and other expenses for the three months ended June 30, 2011 were $81.8 million, or 73.2% of net revenue, compared to $63.1 million, or 71.9% of net revenue, for the three months ended June 30, 2010. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives. As a percentage of revenue, physician costs increased by 130 basis points quarter over quarter. This increase in costs was largely the result of added cost for locum tenens, moonlighters and premium call pay and discretionary bonuses for employed physicians at several of the larger hospital contracted practices. In all cases, the Company is in the process of recruiting additional full-time staff in order to operate more efficiently.

General and administrative expenses increased $3.5 million, or 23.6%, to $18.4 million, or 16.5% of net revenue, for the three months ended June 30, 2011, as compared to $14.9 million, or 17.0% of net revenue, for the three months ended June 30, 2010. The increase in expense is primarily the result of increased costs to support the continuing growth of operations, including new regional office costs and increases in corporate development and other expenses to support acquisitions. In addition, stock based compensation expense increased primarily as a result of the increase in IPC’s stock price at the date of various grants. Excluding stock based compensation, general and administrative expenses decreased by 70 basis points to 15.4% of revenue, compared to 16.1% of revenue for the same period of 2010.

Income from operations increased $1.6 million, or 18.3%, to $10.5 million, as compared to $8.9 million for the same period in the prior year. The operating margin was 9.4% for the three months ended June 30, 2011, as compared to 10.2% for the three months ended June 30, 2010. The decrease in the operating margin was largely the result of the increase in physician costs as a percentage of revenue, offset by the decrease in general and administrative expenses as a percentage of revenue.

The effective tax rate for the three months ended June 30, 2011 was 38.0%, compared to 39.0% for the three months ended June 30, 2010.

Net income increased to $6.5 million for the three months ended June 30, 2011, as compared to $5.4 million for the three months ended June 30, 2010, and the net income margin was 5.8%, as compared to 6.2% for the same period in the prior year. Diluted earnings per share for the quarter ended June 30, 2011 was $0.39, compared to diluted earnings per share of $0.33 in the same quarter of 2010, an increase of 18.2%.

Six Months Ended June 30, 2011

Patient encounters for the six months ended June 30, 2011 increased by 498,000 encounters, or 27.0%, to 2,345,000, compared to 1,847,000 for the same period in the prior year. Net revenue for the six months ended June 30, 2011 was $225.1 million, an increase of $49.8 million, or 28.4%, from $175.3 million for the six months ended June 30, 2010. Of this $49.8 million increase, 73.9% was attributable to same-market area growth, including acquisitions and new hires, and 26.1% was attributable to revenue generated from four new markets, three of which were entered through acquisition in 2010 and one in 2011. Same-market revenue increased 21.0%, same-market encounters increased 19.8% and patient revenue per encounter increased 0.8%. The remaining increase in same-market revenue was attributable to an increase in hospital contract and other revenue.

Physician practice salaries, benefits and other expenses for the six months ended June 30, 2011 were $163.9 million, or 72.8% of net revenue, compared to $126.7 million, or 72.3% of net revenue, for the six months ended June 30, 2010. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives.

General and administrative expenses increased $7.3 million, or 25.3%, to $36.2 million, or 16.1% of net revenue, for the six months ended June 30, 2011, as compared to $28.9 million, or 16.4% of net revenue, for the six months ended June 30, 2010. The increase in expense is primarily the result of increased costs to support the continuing growth of operations, including new regional office costs and increases in corporate development and other expenses to support acquisitions. In addition, stock based compensation expense increased primarily as a result of the increase in IPC’s stock price at the date of various grants. Excluding stock based compensation, general and administrative expenses decreased by 50 basis points to 15.1% of revenue, compared to 15.6% of revenue for the same period of 2010.

Income from operations increased $4.7 million, or 25.4%, to $23.0 million, as compared to $18.3 million for the same period in the prior year. The operating margin was 10.2% for the six months ended June 30, 2011, compared to 10.5% for the six months ended June 30, 2010. The decrease in the operating margin was largely the result of the increase in physician costs as a percentage of revenue, offset by the decrease in general and administrative expenses as a percentage of revenue.

The effective tax rate for the six months ended June 30, 2011 was 38.0%, compared to 39.0% for the six months ended June 30, 2010.

Net income increased to $14.2 million for the six months ended June 30, 2011, as compared to $11.2 million for the six months ended June 30, 2010, and the net income margin was 6.3%, as compared to 6.4% for the same period in the prior year. Diluted earnings per share for the six months ended June 30, 2011 was $0.85, compared to diluted earnings per share of $0.67 in the same period of 2010, an increase of 26.9%.

Liquidity and Capital Resources

As of June 30, 2011, IPC had no debt outstanding, and approximately $54.6 million in liquidity, composed of $24.7 million in cash and cash equivalents, and an available line of credit of $29.9 million.

Net cash provided by operating activities for the six months ended June 30, 2011 was $12.0 million, compared to $15.1 million for the same period of 2010. The decrease in net cash from operations between the two periods is largely the result of an increase in accounts receivable and a decrease in accrued compensation caused by the timing of payrolls. Although accounts receivables increased since December 31, 2010, the days sales outstanding (DSO), which is used to measure the effectiveness of collections, decreased to 49 DSO as of June 30, 2011, compared to 51 DSO as of December 31, 2010.

Net cash used in investing activities was $9.2 million for the six months ended June 30, 2011, compared to $13.4 million for the same period in 2010. Cash of $7.7 million was used in 2011 for physician practice acquisitions and earn-out payments on prior acquisitions compared to $12.2 million in the same period of the prior year.

2011 Guidance

The Company is updating its 2011 guidance from the numbers announced in February to reflect the results of the first half of the year. For the full year 2011, the Company is increasing the revenue range to $452 million to $460 million from the previous range of $446 million to $455 million. The Company is maintaining the range for earnings per diluted share to be between $1.78 and $1.86. Earnings per share is based on assumptions of (i) weighted average shares outstanding of 16.8 million for the year; (ii) a 38.0% effective tax rate, (iii) $4.7 million in stock based compensation expense, and (iv) $3.5 million in depreciation and amortization expense. Not included in the assumptions are new market acquisitions completed after today’s date.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning July 28, 2011 at 8:00 p.m. ET (5:00 p.m. PT) and ending on August 11, 2011 at 11:59 p.m. The replay telephone number is 855-859-2056 (USA) or 404-537-3406 (International); please use the conference ID 83562172 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning July 28, 2011 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until August 11, 2011 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(in thousands, except for share data)

	June 30, 2011	December 31, 2010
	(Unaudited)	(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$24,651	$18,935
Accounts receivable, net	62,794	54,161
Insurance receivable for malpractice claims - current portion, net	7,000	6,491
Prepaid expenses and other current assets	8,202	9,672

Total current assets	102,647	89,259
Property and equipment, net	4,485	4,100
Goodwill	154,447	149,289
Other intangible assets, net	1,933	2,282
Deferred tax assets, net	2,323	2,323
Insurance receivable for malpractice claims - less current portion, net	14,186	11,725

Total assets	$280,021	$258,978

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,284	$3,708
Accrued compensation	18,688	19,472
Payables for practice acquisitions	25,731	27,715
Medical malpractice and self-insurance reserves, current portion	7,451	6,940
Deferred tax liabilities	784	784

Total current liabilities	55,938	58,619
Medical malpractice and self-insurance reserves, less current portion	30,135	25,871
Other long-term liabilities	23	23

Total liabilities	86,096	84,513
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,423,085 and 16,287,377 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	16	16
Additional paid-in capital	135,874	130,661
Retained earnings	58,035	43,788

Total stockholders’ equity	193,925	174,465

Total liabilities and stockholders’ equity	$280,021	$258,978

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenue	$111,732	$87,639	$225,119	$175,343
Operating expenses:
Cost of services—physician practice salaries, benefits and other	81,784	63,052	163,881	126,712
General and administrative	18,419	14,908	36,194	28,888
Net change in fair value of contingent consideration	188	79	480	92
Depreciation and amortization	795	682	1,550	1,305

Total operating expenses	101,186	78,721	202,105	156,997

Income from operations	10,546	8,918	23,014	18,346
Investment income	4	4	9	7
Interest expense	(22)	(22)	(44)	(44)

Income before income taxes	10,528	8,900	22,979	18,309
Income tax provision	4,000	3,470	8,732	7,140

Net income	$6,528	$5,430	$14,247	$11,169

Net income per share:
Basic	$0.40	$0.33	$0.87	$0.69

Diluted	$0.39	$0.33	$0.85	$0.67

Weighted average shares:
Basic	16,382,869	16,241,727	16,346,383	16,230,987

Diluted	16,860,203	16,573,563	16,786,098	16,582,034

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2011	2010
Operating activities
Net income	$14,247	$11,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,550	1,305
Stock-based compensation expense	2,251	1,507
Net change in fair value of contingent consideration	480	92
Changes in assets and liabilities:
Accounts receivable	(8,633)	(3,250)
Prepaid expenses and other current assets	1,470	2,703
Accounts payable and accrued liabilities	(424)	(3)
Accrued compensation	(784)	1,455
Medical malpractice and self-insurance reserves, net	1,805	892
Accrued professional liability settlement	—	(750)

Net cash provided by operating activities	11,962	15,120

Investing activities
Acquisitions of physician practices	(7,748)	(12,204)
Purchase of property and equipment	(1,460)	(1,244)

Net cash used in investing activities	(9,208)	(13,448)

Financing activities
Net proceeds from issuance of common stock	1,991	1,129
Excess tax benefits from stock-based compensation	971	336

Net cash provided by financing activities	2,962	1,465

Net increase in cash and cash equivalents	5,716	3,137
Cash and cash equivalents, beginning of period	18,935	31,473

Cash and cash equivalents, end of period	$24,651	$34,610

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the six consecutive quarters ended June 30, 2011:

	Quarter Ended
	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010	Mar 31 2011	Jun 30 2011
Patient encounters	927,000	920,000	957,000	1,006,000	1,186,000	1,159,000

Employee Data:

The following is a summary of our affiliated hospitalists employed or contracted at the end of six consecutive quarters ended June 30, 2011:

	Quarter Ended
	Mar 31 2010	Jun 30 2010	Sep 30 2010	Dec 31 2010	Mar 31 2011	Jun 30 2011
Employed physicians	704	706	742	855	862	858
Nurse practitioners and physician assistants	107	117	119	177	187	196

Total	811	823	861	1,032	1,049	1,054